Exhibit 5.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of our report dated January 19, 2007, with respect to the consolidated financial statements of Gallatin Steel Company included in Amendment No. 1 to the Annual Report on Form 40-F of Gerdau Ameristeel Corporation for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Louisville, Kentucky
November 1, 2007